The Treasurer's Fund
                            Item 77C


	A Special Meeting of Shareholders of The Treasurer's Fund (the "Fund") was held on October 28, 2005. The following proposals were submitted for a vote of the shareholders:

	1. To approve the proposed liquidation and termination of each Portfolio of the Fund.

	2. To transact such other business as may properly come before the meeting and ny adjourned session of the meeting.

	With respect to the proposal relating to the approval of the liquidation and termination of each Portfolio of the Fund the following votes and percentages were recorded:

NAME OF PORTFOLIO                       FOR          AGAINST    ABSTAIN

U.S. Treasury Money Market Portfolio   1,500,000      --         --
                                       (100%)         0%         0%

Domestic Prime Money Market Portfolio  5,723,682      --         --
                                       (100%)         0%         0%

Tax Exempt Money Market Portfolio      2,800,021      --         --
                                       (100%)         0%         0%